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                                                                  Exhibit 12
                     TEXAS EASTERN TRANSMISSION CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars In Millions)


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                                                           12 Months Ended
                           --------------------------------------------------------------
                               Dec 31,       Dec 31,      Dec 31,     Dec 31,     Dec 31,
                                1997          1996         1995        1994        1993
                               -------       -------      -------     -------     -------
Earnings Before Income Taxes   $233.0        $209.2       $207.2      $212.9      $101.1
Fixed Charges                   114.6         118.7         93.2        83.0       117.7

                               -------       -------      -------     -------     -------
       Total                   $347.6        $327.9       $300.4      $295.9      $218.8
                               =======       =======      =======     =======     =======

Fixed Charges
    Interest on debt           $111.8        $115.4       $ 90.2      $ 80.0      $114.7
    Interest component of
       rentals                    2.8           3.3          3.0         3.0         3.0
                               -------       -------      --------    --------    -------
       Fixed Charges           $114.6        $118.7       $ 93.2      $ 83.0      $117.7
                               =======       =======      ========    =======    =======
Ratio of Earnings to Fixed
Charges                           3.0           2.8          3.2         3.6         1.9


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